FOR IMMEDIATE RELEASE
November 6, 2006

Contact:  Jesus R. Adia
          President and Chief Executive Officer
          (718) 677-4425

   Flatbush Federal Bancorp, Inc. Reports 2006 Third Quarter Operating Results

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net income of $98,000 or $0.04 for the quarter ended September 30, 2006 as compared to net income of $101,000, or $0.04 per share for the same quarter in 2005.

The Company's assets increased $12.0 million, or 8.3%, to $156.0 million at September 30, 2006 from $144.0 million at December 31, 2005. Cash and cash equivalents increased $822,000, or 16.7%, to $5.7 million at September 30, 2006 from $4.9 million at December 31, 2005. Loans receivable increased $9.7 million, or 10.0%, to $106.3 million as of September 30, 2006 from $96.6 million as of December 31, 2005. Mortgage-backed securities increased $1.3 million, or 5.1%, to $26.9 million as of September 30, 2006 from $25.6 million as of December 31, 2005. Investment securities decreased $819,000, or 10.5%, to $7.0 million as of September 30, 2006 from $7.8 million as of December 31, 2005.

Total deposits increased $268,000, or 0.2%, to $109.5 million at September 30, 2006 from $109.2 million at December 31, 2005. Advances from Federal Home Bank of NY increased $11.3 million, or 66.5%, to $28.3 million at September 30, 2006 from $17.0 million at December 31, 2005.

Total stockholders' equity increased $155,000 to $16.2 million as of September 30, 2006 from $16.0 million as of December 31, 2005.

Advances from the Federal Home Loan Bank of NY were invested in mortgage-backed securities and loans receivable consisting of residential, commercial, construction and mixed-use properties. This resulted in the increase of $9.7 million in loans receivable and an increase of $1.3 million in mortgage-backed securities. Repayments in investment securities resulted in the net decrease of $819,000. Cash and cash equivalents increased $822,000 due to repayments of investment securities and an increase in savings deposits.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases will be made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock is held as treasury stock and will be available for general corporate purposes. As of September 30, 2006, 31,340 shares have been repurchased at a weighted average price of $8.14 per share.


INCOME INFORMATION - Three month periods ended September 30, 2006 and 2005

Net income decreased $3,000, or 3.0%, to $98,000 for the quarter ended September 30, 2006 from $101,000 for the quarter ended September 30, 2005. The decrease in earnings for the quarter was primarily due to increases of $112,000 in interest expense on deposits, $302,000 in interest expense on borrowings from FHLB, offset in part by an increase of $348,000 in interest income, an increase of $25,000 in non-interest income, an $11,000 decrease in non-interest expense, a $20,000 decrease in income taxes and a $7,000 decrease in provision for loan loss.

INCOME INFORMATION - Nine-month periods ended September 30, 2006 and 2005

Net income decreased $152,000, or 52.6%, to $137,000 for the nine months ended September 30, 2006 from $289,000 for the nine months ended September 30, 2005. The decrease in earnings was primarily due to increases of $262,000 in interest expense on deposits, $788,000 in interest expense on FHLB borrowings, $113,000 in non-interest expense, and $29,000 in provision for loan losses, offset in part by an increase of $816,000 in interest income, an increase of $91,000 in non-interest income, and a decrease of $133,000 in income taxes.


Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

(in thousands)                          September 30      December 31
                                            2006             2005
                                        ------------     ------------
Total Assets                            $    156,037     $    143,953
Loans Receivable                             106,264           96,591
Investment                                     6,990            7,809
Securities
Mortgage-backed Securities                    26,862           25,633
Cash and Cash Equivalents                      5,733            4,911
Deposits                                     109,486          109,218
Other Borrowings                              28,336           16,969
Stockholders                                  16,188           16,033
Equity


SELECTED OPERATING DATA

                                                AT OR FOR THE THREE         AT OR FOR THE NINE
                                            MONTHS ENDED SEPTEMBER 30    MONTHS ENDED SEPTEMBER 30
(in thousands)                                   2006         2005          2006          2005
                                             ----------    ----------    ----------    ----------
Total Interest                               $    2,277    $    1,928    $    6,490    $    5,674
Income
Total Interest Expense on Deposits                  623           510         1,730         1,467
Total Interest Expense on Other Borrowings          350            48           861            73
Net Interest Income                               1,304         1,370         3,899         4,134
Provision for Loan Loss                               1             8            48            19
Non-interest                                         76            51           247           156
Income
Non-interest                                      1,231         1,242         3,879         3,767
Expense
Income Taxes                                         50            70            82           215
Net Income                                   $       98    $      101    $      137    $      289

PERFORMANCE RATIOS

Return on Average Assets                           0.25%         0.29%         0.12%         0.28%
Return on Average Equity                           2.42%         2.52%         1.13%         2.42%
Interest Rate Spread                               3.38%         3.90%         3.47%         3.96%


ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                          0.19%         0.21%         0.19%         0.21%
Non-performing Loans to Total Assets               0.05%         0.23%         0.05%         0.23%


CAPITAL RATIO
Equity to Total Assets                            10.37%        11.30%
